Exhibit 10(iii)

CONSULTING AND CONFIDENTIALITY AGREEMENT

        This Consulting and Confidentiality Agreement (“Agreement”) is entered into this______ day of February, 2003, but shall become effective February 2, 2003. This Agreement is made by and between Gerald T. Wehrlin, an individual residing at 7491 Monte Verde Lane, West Palm Beach, Florida 33412 (hereinafter “Consultant” or “Mr. Wehrlin”); and National Fuel Gas Company with U.S. offices at 10 Lafayette Square, Buffalo, New York 14203.

WITNESSETH:

        WHEREAS, Mr. Wehrlin has been employed by National Fuel Gas Company and/or its various subsidiaries from August 16, 1976 through the date hereof, and among other things, has worked with and provided advice and expertise on matters relating to: 1) international energy investment opportunities, 2) domestic and foreign oil and gas exploration and development activities, and 3) the energy marketing business;

        WHEREAS, for purposes of this Agreement, “National Fuel” shall refer, collectively, to National Fuel Gas Company, and all of its affiliates and/or direct and indirect subsidiaries, including but not limited to Horizon Energy Development, Inc. (“Horizon”) and Seneca Resources Corporation (“Seneca”);

        WHEREAS, National Fuel desires to retain Consultant to perform the various tasks set out in Section 2. SCOPE OF WORK, set out below;

        WHEREAS, Consultant desires and has agreed to provide such services, subject to the terms and conditions of this Agreement and agrees that he is not otherwise entitled to the sums being paid under this Agreement, except as provided herein;

        WHEREAS, during the course of Mr. Wehrlin’s employment with National Fuel, Mr. Wehrlin had access to and became acquainted with National Fuel’s trade secrets and confidential and proprietary information and materials, including but not limited to investment plans and strategies;

        WHEREAS, during the course of Mr. Wehrlin’s employment with National Fuel, Mr. Wehrlin was aware that the confidentiality of National Fuel’s trade secrets and confidential and proprietary information was required to be maintained by National Fuel’s employees;

        WHEREAS, during the course of Mr. Wehrlin’s employment with National Fuel, Mr. Wehrlin was aware that National Fuel’s international energy investment plans, oil and gas exploration and development activities, and other business strategies were subject to restricted use and disclosure;

        WHEREAS, during the course of Mr. Wehrlin’s employment with National Fuel, National Fuel took steps to protect its trade secrets and confidential and proprietary information;

        WHEREAS, Mr. Wehrlin recognizes that National Fuel’s business and goodwill are dependent upon National Fuel’s trade secrets and confidential and proprietary information;

        WHEREAS, National Fuel will sustain great loss and damage if Mr. Wehrlin discloses, utilizes or causes to be disclosed or utilized National Fuel’s trade secrets and/or confidential and proprietary information to third parties or for Mr. Wehrlin’s own benefit;

        WHEREAS, in the absence of this Agreement, National Fuel would not otherwise continue to disclose such confidential and proprietary information to Mr. Wehrlin, or permit access to the same by Mr. Wehrlin.

        NOW THEREFORE, in consideration of the premises, mutual covenants, conditions, and terms to be kept and performed, the parties hereto agree as follows:

        1.         TERM OF AGREEMENT. This Agreement shall become effective on February 2, 2003, and continue for a period of two (2) years, subject to the rights of earlier termination set forth below. This Agreement shall be renewable at the option of the parties for successive 1 year periods, provided that the parties have executed an agreement regarding the terms of such renewal at least 30 days prior to the end of the initial period or any successive period. Both Consultant and National Fuel shall have the option, upon thirty (30) days written notice, to terminate this Agreement at any time, for whatever reason, including but not limited to National Fuel's decision to withdraw from, or otherwise cease, operations in Western or Central Europe, whether partially or wholly. In the event that Consultant fails to perform any of the terms and conditions of this Agreement, National Fuel shall have the option to give notice and immediately terminate this Agreement. Upon termination by either party before February 2, 2004, Consultant shall be entitled to payment as follows:

(a)	if Consultant has worked less than or equal to sixty (60) days, Consultant shall be paid an amount equal to $3,333 times each such day worked, less the $100,000 paid on or about February 2, 2003; and

(b)	if Consultant has worked more than sixty (60) days, in addition to the amount calculated under Paragraph 1(a) above, Consultant shall be paid an amount calculated pursuant to Paragraph 3(b) for each such excess day actually worked, provided the fees for such excess days are not in dispute at the time of termination; and

(c)	Consultant shall be entitled to reimbursement of expenses incurred through the date of termination, provided the expenses are not in dispute at the time of termination.

            Consultant agrees that all records furnished by National Fuel under the terms of this Agreement shall be immediately forwarded to National Fuel upon termination of this Agreement or upon Consultant’s business failure, bankruptcy, receivership, etc.

        2.         SCOPE OF WORK. Consultant shall perform his obligations under this Agreement for National Fuel (or such other direct or indirect subsidiary of National Fuel, as may be directed by National Fuel) as an independent consultant with the following specific duties:

(a)	provide certain consulting services, and

(b)	make recommendations to Horizon, Horizon Energy Development, s.r.o. or National Fuel Gas Company related to energy investment opportunities and any relevant duties with respect to properties owned or projects in the Czech Republic, and

(c)	make recommendations to Seneca or National Fuel related to oil and gas exploration and development opportunities and any relevant duties with respect to properties owned or projects in the United States and Canada.

In particular, a certain portion of Consultant’s time shall be devoted to the ongoing operation of certain projects in the Czech Republic. Consultant shall perform other tasks as National Fuel may prescribe from time to time provided such tasks are consistent with Consultant’s obligations under this Agreement. National Fuel will use its best efforts to assure that Consultant shall be given access to information, and may discuss information and issues with certain members of management (within the confidentiality provisions set forth herein), in order that Consultant may carry out his obligations hereunder. Consultant shall provide reports to the individual within the corporate structure of Horizon or National Fuel and its affiliated companies that may be designated from time to time. As of the effective date of this Agreement, Consultant shall provide reports to Philip C. Ackerman, President of Horizon and President of National Fuel Gas Company. Before asserting any written or oral representation to third parties on behalf of National Fuel or any of its affiliated companies, Consultant warrants and agrees that he will receive specific, prior approval from an authorized officer of National Fuel.

        3.         COMPENSATION AND AVAILABILITY OF CONSULTANT.

(a) RATE OF PAYMENT. For the term of this Agreement, National Fuel shall pay Consultant a retainer of $200,000. Such retainer shall be disbursed to Consultant as follows:

(i) On or about February 15, 2003, National Fuel shall pay Consultant $100,000; and

(ii) Subject to Paragraph 1 above, on or about February 15, 2004, National Fuel shall pay Consultant $100,000.

(b) AVAILABILITY. In consideration of the payment of the retainer, Consultant shall make himself available to provide services to National Fuel for up to sixty (60) days during the term of this Agreement. If National Fuel requests and if Consultant agrees to provide services in excess of sixty (60) days, National Fuel agrees to pay Consultant at the rate of $1,250 per day for each such excess day actually worked.

(c) INVOICES SUBMITTED BY CONSULTANT. Any invoices submitted by Consultant, for the purpose of being paid for work completed as set forth in Paragraph 2 above, shall be for the sole purpose of compensating Consultant for work fully and satisfactorily completed hereunder.

(d) All invoices submitted by Consultant shall be sent to National Fuel Gas Company, to the attention of P.C. Ackerman, located at 10 Lafayette Square, Buffalo, New York 14203.

(e) Within 30 days of receipt of such invoices for work fully and satisfactorily performed under the Agreement, National Fuel shall pay Consultant at the rate provided for herein.

(f) National Fuel shall have the right to determine whether such invoices submitted by Consultant are true and accurate only as to the amount of work that is fully and satisfactorily completed.

        4.         BUSINESS AND TRAVEL EXPENSES. Consultant hereby understands and agrees that National Fuel shall reimburse Consultant's normal reasonable travel, lodging, long distance communication, computer connection, and out of pocket expenses incurred in connection with performance of services hereunder.

        5.         CERTAIN BENEFITS. It is understood that National Fuel is not required to provide or pay for life, medical, retirement or any other compensation benefits to Consultant other than those benefits that are paid to Mr. Wehrlin in his status as a retiree from National Fuel. Included in the amounts payable under Paragraph 3 is an amount available to Consultant for the payment by Consultant for his purchase of the life, medical, retirement and any other compensation benefits required of Consultant by law, rule, order or regulation of any governmental agency or authority. Consultant shall not be eligible to participate in any benefit or compensation plan, practice, or arrangement that National Fuel provides to its active employees. Notwithstanding the foregoing, due to the domestic and international travel that may be required of the Consultant hereunder from time to time, during the term of this Agreement National Fuel shall arrange a rider on its Group Travel Accident Insurance policy to cover Consultant while performing services hereunder at a benefit limit of up to $375,000. Consultant agrees to provide to National Fuel a completed beneficiary designation form with respect to this policy.

        6.         NO CHANGE IN PENSION BENEFITS. The providing of services by Consultant hereunder, and the consulting time billed by Consultant shall neither decrease, nor increase, the calculation or payment of pension or other retirement benefits normally payable to Mr. Wehrlin as a result of his retirement as of February 1, 2003.

        7.         TAXES.

(a)	Consultant shall be responsible for the payment of any and all local, state and federal taxes, or other fees, imposed on the amounts made payable to Consultant as a result of the services rendered hereunder.

(b)	Consultant shall be responsible for the withholding and/or payment of any and all applicable local, state and federal employment, payroll and/or income taxes associated with any and all of Consultant's employees. Consultant agrees to indemnify and hold harmless National Fuel for or from any failure, on the part of Consultant, to withhold or remit such applicable taxes.

(c)	Upon request by National Fuel, Consultant shall provide documented proof that the above-referenced taxes were paid, as required.

        8.         INDEPENDENT CONTRACTOR. It is understood and agreed that, in performing all work hereunder, Consultant shall be an independent contractor, responsible for accomplishing the results contracted for under this Agreement, and, as such, shall control the detail, manner and means of providing consulting services pursuant to this Agreement. Accordingly, Consultant shall not be required to work any particular schedule, but shall use his best efforts to meet Horizon's and/or National Fuel's deadlines. Further, Consultant shall not, within reason, be required to work at any particular location. However, National Fuel shall provide reasonable and sufficient office space and clerical and office services support when Consultant's presence is required at Horizon's offices in the Czech Republic or at any of National Fuel's offices in North America. Neither party shall in any way represent that it is an employer or employee of the other party. In certain circumstances, as specifically authorized by National Fuel, Consultant may act as an agent of Horizon. As an independent contractor, Consultant is not authorized to make any contract, agreement, warranty or representation on behalf of National Fuel, unless specifically authorized to do so by National Fuel.

        9.         PROHIBITION AGAINST SUBCONTRACTING. Consultant shall not subcontract out any of the work to be performed by it under this Agreement without the prior written consent of National Fuel.

        10.         CONTRACTOR INDEMNITY CLAUSE. Consultant will indemnify and hold National Fuel harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses) arising out of any claim for loss of or damage to property, including property of National Fuel or Consultant, liability to, injury to, or death of any person, including an employee of National Fuel or Consultant, caused by the negligent, reckless or intentionally tortious acts of Consultant, or his officers, employees, subcontractors or other agents, including but not limited to failure to comply with federal, state and local laws, ordinances and regulations applicable to services to be performed hereunder and all other applicable local, state and federal laws, ordinances and regulations. For purposes of this paragraph only, "National Fuel" shall include National Fuel Gas Company and all of its direct and indirect subsidiaries, along with any officer or employee of these entities.

        11.        CONFIDENTIALITY.

          (a)    In performing his obligations under this Agreement, Consultant shall maintain all information gathered, developed or communicated to the him by Horizon or National Fuel or any of their directors, officers, employees or agents, in connection with the work performed hereunder in a confidential manner, whether or not identified as a trade secret or as proprietary and confidential by Horizon or National Fuel. Consultant agrees that he will not duplicate, distribute, disclose, or otherwise provide such information, or National Fuel's trade secrets or proprietary and confidential information to anyone without prior written authorization of Horizon or National Fuel. The obligations created by this paragraph shall remain in effect indefinitely and shall survive the termination of this Agreement.

          (b)    National Fuel's "trade secrets" and "confidential and proprietary information" include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, and records pertaining to National Fuel's methods or practices of doing business and marketing its services and products, whether or not developed or prepared by Consultant during the term of his employment with National Fuel or in connection with his providing consulting service to National Fuel. National Fuel's trade secrets and confidential and proprietary information also includes "writing" or "writings" which shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited, to books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs, whether or not developed or prepared by Consultant during the term of his employment with National Fuel or in connection with his providing consulting services to National Fuel. National Fuel's trade secrets and confidential and proprietary information shall mean any information or material not generally known to the public (other than by act of Consultant or his representatives in breach of this Agreement) which gives the holder thereof an opportunity to obtain an advantage over competitors without knowledge of such information.

       12.         COMMUNICATIONS. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the addresses specified below or at such other addresses as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(a)	With respect to Consultant:

7491 Monte Verde Lane
West Palm Beach, Florida 33412

(b)	With respect to National Fuel:

P.C. Ackerman, President
National Fuel Gas Company
10 Lafayette Square
Buffalo, NY 14203

        13.         AUDIT. National Fuel shall have the right, upon reasonable notice, to examine and audit all of Consultant billings and all of the backup support data for those billings. Consultant shall make available said information to National Fuel, upon request, at the offices of National Fuel.

        14.         SOCIAL SECURITY AND FAIR LABOR STANDARDS. Consultant covenants and agrees that it is bound by and will observe and perform all duties required under the Social Security Act and the United States Fair Labor Standards Act, and all other applicable local, state, and federal laws, ordinances, and regulations.

        15.         EQUAL EMPLOYMENT OPPORTUNITY. The Equal Opportunity clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended; and Section 503 of the Rehabilitation Act of 1973, 29 U.S.C.ss.793, as amended; and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C.ss.ss.42l1-12; and the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101, et. seq., as amended, relating to equal employment opportunity; and the implementing Rules and Regulations of the Office of Federal Contracts Compliance Programs as set forth in 41 C.F.R. Chapter 60 are incorporated herein by specific reference.

        16.         NON-WAIVER. Failure of either party to act or exercise its rights under this Agreement upon the breach of any of the terms hereof by the other party shall not be construed as a waiver of such a breach or prevent said party from thereafter enforcing strict compliance with any or all of their terms hereof.

        17.         NON-ASSIGNABILITY. The obligations of Consultant hereunder are personal and cannot be assigned or delegated to subcontractors or employees. National Fuel may not assign this Agreement without the express written consent of Consultant. Said consent shall not be unreasonably withheld.

        18.         GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

        19.         SEVERABILITY. The provisions of this Agreement shall be severable, and if any clause, sentence, paragraph, provision or other part hereof shall be adjudged by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate the remainder hereof, which remainder shall continue in full force and effect.

        20.         CAPTIONS AND HEADINGS. The captions and headings herein are for convenience only and are not to be construed as a part of this Agreement, nor shall the same be construed as defining or limiting in any way the scope or intent of the provisions hereof.

        21.         ENTIRE AGREEMENT. This Agreement contains and states the entire agreement of the parties hereto and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. Any modification to this Agreement must be agreed upon in writing and signed by both parties.

        22.         BINDING CONSIDERATION. Consultant understands, represents, warrants, and agrees that the consideration provided under this Agreement is in addition to anything of value to which he is entitled.

        23.         BINDING AGREEMENT. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. Consultant represents, warrants and agrees that he has read, understands and intends to be bound by this Agreement and its recitals, terms, conditions and representations. Philip C. Ackerman, President of National Fuel, who executes this Agreement on behalf of National Fuel, represents and warrants that he has all necessary power and authority to do so.

           IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date it has been executed by both parties.

NATIONAL FUEL GAS COMPANY	GERALD T. WEHRLIN

By: /s/ P. C. Ackerman	/s/ G. T. Wehrlin
Name: P. C. Ackerman
Title: President
Date:________________________	Date: __________________________